CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2025, relating to the financial statements and financial highlights of Longview Advantage ETF, P/E Global Enhanced International Fund, Torray Equity Income Fund (formerly known as The Torray Fund) and Twin Oak Endure ETF, each a series of The RBB Fund Trust, which are included in Form N-CSR for the year or period ended August 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd

COHEN & COMPANY, LTD.

Cleveland, Ohio

December 18, 2025